Exhibit 99.1

MEDIA CONTACT: Doug Grassian 330-796-3855 ANALYST CONTACT: Christina Zamarro 330-796-1042 FOR IMMEDIATE RELEASE

Goodyear Provides Preliminary First Quarter Results, Business Update

•	Company completes refinancing of $2.0 billion U.S. revolving credit facility, extending maturity to 2025

•	Announces global cost mitigation actions in response to rapidly changing business environment

•	Sees first quarter results significantly affected by COVID-19; volume down 18% versus last year

•	Temporarily suspends quarterly dividend, reduces 2020 capital expenditures to further enhance liquidity

AKRON, Ohio, April 16, 2020 – The Goodyear Tire & Rubber Company today announced preliminary results for the first quarter of 2020 and provided an update on several operational and financial actions that the company has taken in response to the COVID-19 pandemic.

“During this challenging time, our top priority continues to be the health and wellbeing of our associates. We are working diligently to ensure we will be prepared to resume our manufacturing operations safely and efficiently when automotive production and replacement tire demand recovers. At the same time, we are proactively taking actions to mitigate the impact of the sharp decline in industry demand on our profitability and financial position,” said Richard J. Kramer, chairman, chief executive officer and president. “I am proud of the courage and resilience of our associates around the world as they continue to service our customers and consumers during this unprecedented time. I am confident we will weather this crisis and that, as we continue to focus on our strategic priorities, we are positioning the company to win in our markets when the auto industry and broader economy recovers.”

In addition to the update on its operations, the company also announced the successful refinancing of its primary revolving credit facility in the U.S. “We are pleased to complete this action, particularly given the current economic climate,” said Darren R. Wells, executive vice president and chief financial officer. “The extension of our debt maturities enhances our financial flexibility and further strengthens our liquidity position, allowing us to better manage the challenges we face. This renewal reflects the financial community’s confidence in our business and the quality of our assets.”

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Business Update and Preliminary First Quarter Results

The company’s first quarter results were greatly affected by the economic disruption associated with the COVID-19 pandemic.

Goodyear’s first quarter 2020 sales were approximately $3.0 billion, down from $3.6 billion a year ago. Tire unit volume totaled approximately 31 million for the first quarter of 2020, down 18% from the prior year. These results reflect significant declines in global OE shipments after auto manufacturers halted production and weak replacement demand following sweeping shelter-in-place mandates.

The company expects to report a loss before income taxes of $185 million to $195 million for the first quarter of 2020 and an adjusted loss before income taxes of $175 million to $185 million, which excludes approximately $10 million of rationalization and accelerated depreciation charges incurred during the quarter. The company’s results include an approximately $65 million unfavorable impact driven by lower factory utilization and other period costs, both directly related to shutting down its manufacturing facilities. The company has not yet calculated its tax rate for the first quarter and, accordingly, is not able to provide its preliminary net loss or loss per share.

Given evolving macroeconomic conditions during the first quarter, the company continues to conduct impairment testing related to the carrying values of certain assets, including goodwill of its Europe, Middle East and Africa business. As a result, the company could record a non-cash impairment charge during the quarter and its reported loss before income taxes could be higher by up to $185 million.

Goodyear continues to evaluate its production plans around the world in light of the fluid situation. Most of the company’s manufacturing facilities in the Americas and Europe, as well as several of its tire plants in Asia Pacific, remain closed.

The company plans a phased restart of production during the second quarter, beginning in April with some of its commercial truck tire facilities in the U.S. and Europe. Decisions to resume production will be based on an evaluation of market demand signals, inventory and supply levels, as well as the company’s ability to safeguard the health of its associates.

The company’s plant in Pulandian, China is operating with 100% of its workforce and is able to meet customer demand. The facility is expected to continue ramping up production throughout the second quarter.

The company will provide more details related to the quarter and its production plans when it reports its first quarter results.

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Operational Response Actions

The company further announced that it is taking swift action to aggressively reduce operating costs and capital expenditures in response to rapid declines in industry volumes. These initiatives follow the company’s previously announced decision to temporarily close its manufacturing facilities in the Americas and Europe, which will reduce conversion costs, improve inventory levels and preserve cash.

As a result of current conditions, the company expects 2020 capital expenditures to be no more than $700 million. The company is also implementing actions to reduce its payroll costs through a combination of furloughs, temporary salary reductions and salary deferrals covering over 9,000 of its corporate and business unit associates, including substantial salary reductions and deferrals for the company’s CEO, officers and directors. In addition, the company is reducing discretionary spending, including marketing and advertising expenditures. Together, these actions will help to mitigate the financial impact of lower industry demand as a result of COVID-19.

The company is also evaluating opportunities to accelerate restructuring actions to further improve its cost structure and position the company for recovery.

Financial Response Actions

Goodyear maintains a strong liquidity position, however, in light of the uncertain environment, the company is taking prudent actions to further strengthen its balance sheet and enhance its financial flexibility. As one step, the company announced that it will temporarily suspend its quarterly dividend, which will preserve approximately $37 million of cash on a quarterly basis. In addition, the company refinanced its $2.0 billion asset-based revolving credit facility, extending the maturity to 2025. The refinancing included favorable adjustments to the calculation of the facility’s borrowing base, further strengthening the company’s liquidity position. The covenants in the amended facility are substantially similar to those in the prior facility, and do not include any financial covenants unless the aggregate amount of cash and cash equivalents of Goodyear and its guarantor subsidiaries and the availability under the facility is less than $200 million.

As of March 31, 2020, and pro forma for the refinancing, the company had total liquidity of approximately $3,600 million, including approximately $970 million of cash and cash equivalents compared to $3,543 million in total liquidity, including $860 million of cash at March 31, 2019. Total debt was approximately $6,500 million and essentially unchanged compared to March 31, 2019.

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About The Goodyear Tire & Rubber Company

Goodyear is one of the world’s largest tire companies. It employs about 63,000 people and manufactures its products in 47 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: the impact on us of the COVID-19 pandemic; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Non-GAAP Financial Measures (unaudited)

This press release presents Adjusted Loss before Income Taxes, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Adjusted Loss before Income Taxes is Loss before Income Taxes as determined in accordance with U.S. GAAP adjusted for certain significant items. Management believes that Adjusted Loss before Income Taxes is useful because it represents how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

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